EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Parents

None.

Subsidiaries

	Jurisdiction of	Percent of
Subsidiaries Consolidated	Incorporation	Stock Owned
American Pipe & Construction International	California	100
Ameron B.V.	the Netherlands	100
Ameron Malaysia Sdn. Bhd.	Malaysia	100
Ameron (Pte) Ltd.	Singapore	100
Ameron (UK) Limited	United Kingdom	100
Centron International, Inc.	Delaware	100
Island Ready-Mix Concrete, Inc.	Hawaii	100
Ameron Polyplaster Industria E Comercio Ltda (“Polyplaster”)	Brazil	100
Ameron Brasil Industria E Comercio De Tubos Ltda (“Ameron Brazil”)	Brazil	100
Tubos California Corporation	California	100
Tubos Y Activos, S. de R.L. de C.V.	Mexico	100

Subsidiaries Not Consolidated and
Fifty-Percent or Less Owned Companies
TAMCO	California	50
Bondstrand, Ltd.	Saudi Arabia	40
Ameron Saudi Arabia, Ltd.	Saudi Arabia	30

Names of other consolidated subsidiaries and subsidiaries not consolidated and fifty-percent or less owned companies are omitted because when considered in the aggregate as a single subsidiary they do not constitute a significant subsidiary.